Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LUMENIS LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable

(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Yokneam Industrial Park
Yokneam, Israel 20692	20692

(Address of principal executive offices)	(Zip code)

LUMENIS LTD.
ISRAEL 2003 SHARE OPTION PLAN
(Full title of the Plan)

Kevin R. Morano
Executive Vice President and Chief Financial Officer
Lumenis Ltd.
375 Park Avenue
New York, New York 10152
(Name and address of agent for service)

212-515-4180
Telephone, including area code, of agent for service

With Copies to:

Stephen Kaplitt, Esq. Executive Vice President, General Counsel & Secretary 375 Park Avenue New York, New York 10152	Norman Alpert, Esq. Sonnenschein Nath & Rosenthal LLP 1221 Avenue of the Americas New York, New York 10020 212-515-4180

CALCULATION OF REGISTRATION FEE

Title Of Securities To be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Offering Price(2)	Amount Of Registration Fee

Ordinary Shares, Par Value NIS 0.10 Per Share	2,000,000	$1.51	$3,020,000	$244.32

(1)

This Registration Statement shall also cover any additional Ordinary Shares which become issuable under the Israel 2003 Share Option Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low price for the Ordinary Shares reported on NASDAQ on July 24, 2003.

LUMENIS LTD. HAS RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION FROM THE OBLIGATION TO PUBLISH A PROSPECTUS PURSUANT TO ISRAELI LAW. NOTHING IN SUCH EXEMPTION SHALL BE CONSTRUED AS AUTHENTICATION OR APPROVAL OF THE RELIABILITY OR ACCURACY OF THE MATTERS CONTAINED IN THIS FORM S-8 OR AS AN EXPRESSION OF OPINION AS TO THE QUALITY OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS FORM S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION

The document(s) containing the information specified in Item 1 will be sent or given to participants in the Israel 2003 Share Option Plan as specified by Rule 428(b)(1) and are not required to be filed as part of this Registration Statement.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The document(s) containing the information specified in Item 2 will be sent or given to participants in the Israel 2003 Share Option Plan as specified by Rule 428(b)(2) and are not required to be filed as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the registrant, Lumenis Ltd., an Israeli corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a) Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Commission on March 28, 2003;

(b) Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, as filed with the Commission on May 15, 2003;

(c) Registrant’s Current Reports on Form 8-K, as filed with the Commission on February 12, 2003 and April 18, 2003; and

(d) The description of the Ordinary Shares, par value NIS 0.10 per share, of Registrant (the “Ordinary Shares”) contained in Registrant’s Registration Statement on Form 8-A, dated January 15, 1996, filed pursuant to Section 12 of the Exchange Act on January 18, 1996, including any amendment or report filed for the purpose of updating such information.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Ordinary Shares offered hereby have been sold or which deregisters all Ordinary Shares then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Consistent with the provisions of the Israeli Companies Law, 1999 (the “Companies Law”), the Amended and Restated Articles of Association of the Registrant (the “Articles”) include provisions permitting the Registrant to procure insurance coverage for its “office holders”, exempt them from certain liabilities and indemnify them, to the maximum extent permitted by law. An “office holder” is defined in the Companies Law and the Articles as a director, managing director, chief business manager, executive vice president, vice president, other manager reporting directly to the managing director and any other person assuming the responsibilities of any of the foregoing positions without regard to such person’s title.

Insurance

Under the Companies Law, a company may obtain insurance for any of its office holders for: (i) a breach of his duty of care to the company or to another person; (ii) a breach of his duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the company’s interests; or (iii) a financial liability imposed upon him in favor of another person concerning an act performed by him in his capacity as an officer holder.

The Registrant currently has directors’ and officers’ liability insurance generally providing for (i) $25,000,000 limit of liability for the Registrant’s own liability for securities claims, and for the Registrant’s indemnification obligations to its directors and officers, and (ii) an additional $25,000,000 limit of liability for directors’ and officers’ liability for claims which cannot be indemnified due to insolvency of the Registrant or legal restrictions on such indemnification. The current policy period is scheduled to expire on August 15, 2003.  The Registrant currently intends to renew such policy or obtain at least comparable coverage after the expiration of such policy and has the authority to extend the limit of liability to $100,000,000.

Indemnification

The Companies Law provides that a company may indemnify an office holder against:  (i) a financial liability imposed on him in favor of another person by any judgment concerning an act performed in his capacity as an office holder; and (ii) reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him by a court relating to an act performed in his capacity as an office holder, in connection with: (a) proceedings the company institutes against him or instituted on its behalf or by another person; (b) a criminal charge from which he was acquitted; or (c) a criminal charge in which he was convicted for a criminal offense that does not require proof of criminal thought. The Articles authorize the Registrant to indemnify its office holders to the fullest extent permitted by law.  The Companies Law also authorizes a company to undertake in advance to indemnify an office holder, provided that the undertaking is:  (a) limited to categories of events which the board of directors determines that can be anticipated and (b) limited in amount determined by the board of directors to be reasonable for the circumstances.

Pursuant to the Articles, the Registrant has entered into Indemnification Agreements with certain of its office holders (the “Indemnification Agreements”).  Each Indemnification Agreement provides the office holder (the “Indemnitee”) with the maximum indemnification allowed under applicable law which shall be payable to the extent that the Indemnitee did not receive payments under any insurance policy. The Indemnification Agreements generally provide that the Registrant shall indemnify an Indemnitee who, by reason of the fact that he was a director, officer, key employee, fiduciary or agent of the Registrant or any subsidiary of the Registrant, is or was a party or becomes a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal (unless convicted of committing an offense which requires proof of criminal thought), administrative or investigative, arising out of or relating to an Indemnifiable Event (as such term is defined in the Indemnification Agreements). The Indemnification Agreement sets forth a list of categories of Indemnifiable Events, among which are claims made under securities laws, claims in connection with the business of the Registrant, claims in connection with transactions of the Registrant not in the ordinary course, claims by employees, intellectual property claims, claims by lenders and creditors of the Registrant, tort claims and claims relating to the products of the Registrant, tax matters, environmental matters and regulatory matters. Under the Indemnification Agreement, the Registrant undertakes to indemnify the Indemnitee against all Expenses, which are defined under the Indemnification Agreements to include, among other things, expenses, judgments and amounts paid in settlement (including taxes imposed on the Indemnitee on account of receipt of such payouts) incurred by the Indemnitee with respect to any specific Indemnifiable Event up to the Limit Amount. The Indemnification Agreements set forth limit amounts applicable to each Indemnifiable Event. The terms of the Indemnification Agreements authorize the Registrant’s Board of Directors and Audit Committee to increase the limit amount if they determine that the foreseeable expenses in connection with a specific Indemnifiable Event may be more than the limit amount.

Exemption

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, for a breach of his duty of care. The Articles authorize the Registrant to exempt any office holder from liability to the Registrant to the extent permitted by law. Under the Indemnification Agreements, the Registrant exempts and releases the Indemnitee from any and all liability to the Registrant related to any breach by the Indemnitee of his or her duty of care to the Registrant, to the extent permitted by law.

Both the Companies Law and the Articles provide that the Registrant may not exempt or indemnify an office holder nor enter into an insurance contract which would provide coverage for any liability incurred as a result of any of the following: (a) a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Registrant; (b) a breach by the office holder of his duty of care if the breach was done intentionally or recklessly; (c) any act or omission done with the intent to derive an illegal personal benefit; or (d) any fine levied against the office holder.

The foregoing descriptions are general summaries only, and are qualified entirely by reference to the full text of the Registrant’s Amended and Restated Articles of Association and the form of Indemnification Agreement, filed as exhibits 3.2 and 10.7, respectively, to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which are incorporated herein by reference.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated herein by reference.

Exhibit No.	Description of Exhibit

4.1

Lumenis Ltd. Israel 2003 Share Option Plan, as amended, incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement for its 2003 Annual Meeting of Shareholders filed under cover of Schedule 14A on April 30, 2003.

4.2	Form of Specimen Certificate for Ordinary Shares, incorporated by reference from Amendment No. 2 to the Registrant’s Registration Statement on Form F-1, File No. 33-80199, filed on January 19, 1996.

4.3

Memorandum of Association of the Registrant, as amended and restated on May 30, 2000, incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8, File No. 333-40600, filed on June 30, 2000.

4.4

Articles of Association of the Registrant, as amended, incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, File #0-13012, filed on April 1, 2002 (the “Form 10-K”).

5.1	Opinion of Zellermayer Pelossof & Co., regarding the legality of the securities being registered.

23.1	Consent of Brightman Almagor & Co.

23.2	Consent of Zellermayer Pelossof & Co. (included in Exhibit 5.1).

24.1	Power of Attorney, included on the signature page to this Registration Statement.

99.1	Form of Indemnification Agreement, incorporated by reference to Exhibit 10.7 to the Form 10-K.

ITEM 9.  UNDERTAKINGS.

A.  The Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of July, 2003.

LUMENIS LTD.

By	/s/ Kevin R. Morano

Kevin R. Morano, Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Avner Raz and Kevin Morano, and each of them, his/her true and lawful attorneys-in- fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may all fully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jacob A. Frenkel	Chairman of the Board of Directors	July 30, 2003

Prof. Jacob A. Frenkel

/s/ Arie Genger
Vice Chairman of the Board of
Arie Genger	Directors	July 30, 2003

/s/ Avner Raz
Director and Chief Executive Officer
Avner Raz	(Principal Executive Officer)	July 30, 2003

/s/ Leslie Eichner

Leslie Eichner	Director	July 30, 2003

/s/ Darrell S. Rigel

Dr. Darrell S. Rigel	Director	July 30, 2003

/s/ S.A. Spencer

S.A. Spencer	Director	July 30, 2003

/s/ Robert A. Mintz

Robert A. Mintz	Director	July 30, 2003

/s/ Kevin R. Morano	Chief Financial Officer (Principal Financial and Accounting Officer)

Kevin R. Morano		July 30, 2003

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1

Lumenis Ltd. Israel 2003 Share Option Plan, as amended, incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement for its 2003 Annual Meeting of Shareholders filed under cover of Schedule 14A on April 30, 2003.

4.2	Form of Specimen Certificate for Ordinary Shares, incorporated by reference from Amendment No. 2 to the Registrant’s Registration Statement on Form F-1, File No. 33-80199, filed on January 19, 1996.

4.3

Memorandum of Association of the Registrant, as amended and restated on May 30, 2000, incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8, File No. 333-40600, filed on June 30, 2000.

4.4

Articles of Association of the Registrant, as amended, incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, File #0-13012, filed on April 1, 2002 (the “Form 10-K”).

5.1	Opinion of Zellermayer Pelossof & Co., regarding the legality of the securities being registered.

23.1	Consent of Brightman Almagor & Co.

23.2	Consent of Zellermayer Pelossof & Co. (included in Exhibit 5.1).

24.1	Power of Attorney, included on the signature page to this Registration Statement.

99.1	Form of Indemnification Agreement, incorporated by reference to Exhibit 10.7 to the Form 10-K.

Exhibit 5.1

Tel Aviv, July 30, 2003, Our ref: 790.8
Lumenis Ltd.
P.O. Box 240
Yokneam 20692
Israel

Ladies and Gentlemen,

You have asked us to render our opinion as to the matters hereinafter set forth.

For purposes hereof, we have examined original, photostatic or certified copies of the Memorandum and Articles of Association of Lumenis Ltd., an Israeli company (the “Company”), the Company’s Israel 2003 Share Option Plan, as amended (the “Plan”), and corporate minutes and records of the Company provided to us by the Company which we have deemed necessary or relevant as a basis for the opinions hereinafter expressed. In such examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and that the documents examined by us are in full force and effect and have not been amended, supplemented or otherwise modified. As to various questions of fact material to the opinions expressed herein, we have relied, without independent investigation, upon statements and certificates of officers of the Company and public officials. We do not opine as to the laws of any jurisdiction other than the State of Israel as the same is in force on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Ordinary Shares of the Company, par value NIS 0.10 per share, to be issued by the Company pursuant to the exercise of options to be granted under the Plan (the “Options”), in accordance with its terms, have been duly authorized by the Company and, when issued, delivered and paid for in accordance with the provisions of the Plan and applicable Options will be validly issued and fully paid.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8 relating to the Plan.

Very truly yours,

/s/ Zellermayer Pelossof & Co. Zellermayer Pelossof & Co. Advocates

Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Lumenis Ltd. on Form S-8 of our report dated February 18, 2003 (March 26, 2003 as for the approval of a voluntary stock option exchange program mentioned in Note 14B), appearing in the Annual Report on Form 10-K of Lumenis Ltd. for the year ended December 31, 2002.

Brightman Almagor & Co.
Certified Public Accountants
A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel
July 30, 2003